                                                                     Exhibit 3.6

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                WATER CHEF, INC.
--------------------------------------------------------------------------------

WATER CHEF, INC. A corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of Water Chef, Inc. by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the
Amended and Restated Certificate of Incorporation of said corporation.

     Resolved, that the Amended and Restated Certificate of Incorporation shall be amended by revising Article 4 to read in full as follows:

     4:   The total authorized capital stock of the Corporation shall be one hundred million (200,000,000) shares, each with a par value of $0.001 per share, as follows:

          1.   COMMON STOCK: The corporation is authorized to issue up to ninety million (190,000,000) shares of Common Stock.

          2.   PREFERRED STOCK: The corporation is further authorized to issue up to ten million (10,000,000) shares of preference stock to be known as "Preferred Stock". Authority is hereby expressly vested in the Board of Directors of the Corporation to divide said
               Preferred stock into series and fix and determine the voting powers, designations, preferences and relative participating, optional or special rights and qualifications, limitations or restrictions of the shares of each series so established, as provided by Section 151 of the Delaware Corporation Law.

     SECOND: That the aforesaid amendment was duly adopted in accordance with those powers specifically authorized within the provisions of the Articles of
Incorporation of the Corporation and in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of
Delaware.

     IN WITNESS WHEREOF, said Water Chef, Inc. has caused this Certificate to be signed by David A. Conway, its President, and attested by Rudolf W. Schindler, its Acting Secretary this 20th day of February, 2002.

                                              WATER CHEF, INC.

                                              By:   /s/ David A. Conway
                                                 -------------------------------
                                                   President

 Attest: /s/ Rudolf W. Schindler
         -----------------------------
                  Secretary